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                                                                    EXHIBIT 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated April 25, 1997, on the combined balance sheets of the JTP Companies as of December 31, 1995 and 1996, and the related combined statements of operations, changes in shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1996; our report, dated April 10, 1996, on the combined balance sheet of Viewsonics, Inc. and Shanghai Viewsonics Electronic Co., Ltd. as of December 31, 1995, and the related combined statements of income, stockholder's equity, and cash flows for the year then ended; our report, dated May 7, 1997, on the combined balance sheet of LoDan West, Inc. and L/D West, Inc. as of December 31, 1996, and the related combined statements of income and retained earnings, and cash flows for the year ended December 31, 1996; our report, dated August 19, 1997, on the balance sheets of Engineered Endeavors, Inc. as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996; included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-34585) and related Prospectus of Jordan Telecommunication Products, Inc. for the registration of $190,000,000 of 9 7/8% Series B Senior Notes due 2007, $120,000,000 of 11 3/4% Series B Senior Discount Notes due 2007, $25,000,000 of
13 1/4% Series B Senior Exchangable Preferred Stock due 2009, and $25,000,000 of 13 1/4% Series B Subordinated Preferred Stock Exchange Notes due 2009.


                                                    /s/ Ernst & Young LLP

Chicago, Illinois
October 30, 1997